CERTIFICATE OF DESIGNATIONS
OF
SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

It is hereby certified that:

I. The name of the corporation is Oblio Telecom, Inc. (the “Corporation”), a Delaware corporation and wholly owned subsidiary of Ventures-National Incorporated, a Utah corporation (the “Parent”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned such term in that certain Asset Purchase Agreement, dated as of July 28, 2005, by and between the Parent, the Corporation, Oblio Telecom L.L.P., a Texas limited liability partnership (the “Holder”), Sammy Jibrin and Radu Achiriloaie. (the “Purchase Agreement”)

II. The certificate of incorporation of the Corporation, authorizes the issuance of 10,000 shares of Preferred Stock, $.01 par value per share, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue all of said shares in one or more Series by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

III. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it, has adopted the following resolution creating a class of Series A Cumulative Convertible Preferred Stock:

RESOLVED, that a portion of the authorized shares of Preferred Stock of the Corporation shall be designated as a separate series possessing the rights and preferences set forth below:

1. Designation: Number of Shares; Stated Value. The designation of said series of Preferred Stock shall be Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”). The number of shares of Series A Preferred Stock shall be 9,000. Such shares shall be constituted in four (4) tranches , which shall be referred to as Tranche A, Tranche B, Tranche C and Tranche D. Each of Tranches B, C and D shall correspond to a year as set forth below. Tranche A consists of 3,000 shares. Each of the remaining Tranches consists of 2,000 shares. Each share of Series A Preferred Stock shall have an initial stated value equal to $1,000 (as adjusted for any stock dividends, combinations or splits with respect to such shares, the “Stated Value”), and $.01 par value. Not later than July 15 of each of the three years commencing with the year 2006, the Corporation’s Chief Financial Officer shall prepare and deliver to the Holders a certificate setting forth a calculation of the Corporation’s net earnings, before interest, taxes, depreciation and amortization for the twelve full months ending on May 31 of such year (“Annual EBITDA”).

(a) In the event the Annual EBITDA for any year shall be below the minimum amount set forth in Section 1(c) below (“Minimum EBITDA”), the Stated Value for each share with respect to the Tranche for such year shall be reduced by an amount equal to:

(Minimum EBITDA less actual Annual EBITDA) x 0.668,
2,000.
In no event shall the Stated Value for the shares in Tranche A be subject to reduction hereunder.

(b) In the event that the Stated Value for any Tranche is reduced pursuant to Section 1(a) above, if the Annual EBITDA for any subsequent year shall exceed the Target EBITDA for that subsequent year, the Stated Value for each share with respect to the Tranche for such year shall be increased by an amount equal to:

(actual Annual EBITDA less Target EBITDA) x 0.668
      2,000
up to the aggregate amount of reduction pursuant to Section 1(a). In no event shall an increase in Stated Value for any Tranche cause the total Stated Value of all four Tranches to exceed $9,000,000.

(c)
	Minimum	Target
Year	EBITDA	EBITDA
One	$10,000,000	$11,000,000
Two	$12,250,000	$13,250,000
Three	$15,000,000	$16,000,000

2. Ranking. The Series A Preferred Stock shall rank (i) senior to the Corporation’s common stock, par value $.01 per share (“Common Stock”); (ii) senior to any class or series of capital stock of the Corporation hereafter created (unless where such class or series of capital stock specifically, by its terms, ranks senior to or Pari Passu with the Series A Preferred Stock); (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock (“Pari Passu Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock (“Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.
2. Ranking. The Series A Preferred Stock shall rank (i) senior to the Corporation’s common stock, par value $.01 per share (“Common Stock”); (ii) senior to any class or series of capital stock of the Corporation hereafter created (unless where such class or series of capital stock specifically, by its terms, ranks senior to or Pari Passu with the Series A Preferred Stock); (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock (“Pari Passu Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock (“Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3. Dividends.

(a) Subject to that certain Preferred Stock Subordination Agreement (the “Subordination Agreement”), dated August 12, 2005, between the holders of the Series A Preferred Stock and CapitalSource Finance LLC (“CapitalSource”), the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive preferential dividends, in cash, out of legally available funds of the Corporation , before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock, or other class of stock presently authorized or to be authorized (the Common Stock, and such other stock being hereinafter collectively the “Junior Stock”) at a rate per annum equal to three percent (3%) (the “Dividend Rate”), of the then current Stated Value per share of each share of Series A Preferred Stock then outstanding (as adjusted pursuant to Section 4 below) (the “Quarterly Dividend Amount”). The Quarterly Dividend Amount shall be (i) calculated on the basis of a 365 day year and (ii) accrue commencing on the Closing Date and shall be payable commencing October 1, 2005, and on the first day of each consecutive three month period thereafter (each such date, a “Quarterly Dividend Payment Date”).

(b) The dividends on the Series A Preferred Stock provided above shall be cumulative, whether or not earned, so that if: (i) at any time, full cumulative dividends on the Series A Preferred Stock then outstanding, from the date at which dividends thereon are cumulative to the end of the next quarterly dividend period, shall not have been paid or declared and set apart for payment; or (ii) the full dividend on Series A Preferred Stock then outstanding for the then current quarterly dividend period shall not have been paid or declared and set apart for payment, then the amount of the deficiency shall be paid or declared and set apart for payment (but without interest thereon) before any sum shall be set apart for or applied by the Parent, the Corporation or any Subsidiary of the Parent of the Corporation, as the case may be, to: (x) the purchase, redemption or other acquisition of the Series A Preferred Stock or Parri Passu Securities; (y) before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock; and (z) before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of Junior Stock.

4. Liquidation Rights.

(a) Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the Holders of the Series A Preferred Stock shall be entitled to receive, before any payment or distribution shall be made on the Junior Stock, out of the assets of the Corporation available for distribution to stockholders, the Stated Value per share of Series A Preferred Stock then outstanding and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to Holders of the Series A Preferred Stock, the holders of the Common Stock of the Corporation and any other class of Junior Stock shall receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the holders of the Series A Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the holders of Series A Preferred Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed ratably among the holders of the Series A Preferred Stock.

(b) Neither the purchase nor the redemption by the Corporation of shares of any class of stock, nor the merger or consolidation of the Corporation with or into any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this Section 4.

5. Redemption; Conversion into Parent’s Common Stock.

(a) Subject to the Subordination Agreement and the further provisions of this Section 5, the Corporation shall have the right at any time commencing after the issuance of the Series A Preferred Stock to redeem any outstanding Series A Preferred Stock, in cash, by paying the holder of such shares according to the following schedule:

(i) From the original issuance date until the one year anniversary of the original issuance date: 105% of the then current Stated Value of the Series A Preferred Stock to be redeemed plus any accrued and unpaid dividends that have accumulated on such Series A Preferred Stock;

(ii) From the one year anniversary of the original issuance date until the two year anniversary of the original issuance date: 110% of the then current Stated Value of the Series A Preferred Stock to be redeemed plus any accrued and unpaid dividends that have accumulated on such Series A Preferred Stock;

(iii) From the two year anniversary of the original issuance date until the three year anniversary of the original issuance date: 115% of the then current Stated Value of the Series A Preferred Stock to be redeemed plus any accrued and unpaid dividends that have accumulated on such Series A Preferred Stock.

(iv) Notwithstanding anything else contained herein, the Corporation shall redeem all outstanding shares of Series A Preferred Stock by paying the holder of such shares the then current Stated Value of the Series A Preferred Stock plus any accrued and unpaid dividends that have accumulated on such Series A Preferred Stock, on the third anniversary of the original issuance date of the shares of Series A Preferred Stock (the “Final Redemption Date”). The Stated Value of Tranche D shall be adjusted as per Section 1 above prior to the redemption of that Tranche.

(v) Notwithstanding the foregoing, after the first year after the original issue date of the Series A Preferred Stock, the Corporation may not redeem any Tranche of Series A Preferred Stock prior to the Stated Value of that Tranche being determined in accordance with Section 1 above without the prior consent of the Holder of the Series A Preferred Stock to be redeemed.

(b) Subject to the further provisions of this Section 5, each holder of shares of Series A Preferred Stock shall have the right at any time during the period from the original issuance date of the Series A Preferred Stock to such holder until the Final Redemption Date to convert such shares into fully paid and non-assessable shares of the Parent’s Common Stock at the Conversion Price. The number of shares of the Parent’s Common Stock issuable upon conversion of each share of Series A Preferred Stock shall equal (i) the sum of (A) the then current Stated Value per share and (B), accrued and unpaid dividends on such share, divided by (ii) $1.50 (the “Conversion Price”). Notwithstanding the foregoing, the Holders of Series A Preferred Stock shall only be permitted to convert Tranche B during the second year after the original issuance date of the Series A Preferred Stock, Tranche C during the third year after the original issuance date of the Series A Preferred Stock and Tranche D upon the Final Redemption Date. In the event the Holders do not convert the full Tranche in any year, such unconverted shares may be converted in any of the following years.

(c) A Holder of Series A Preferred Stock desiring to convert any of such shares shall give notice of its decision to convert the shares into the Parent’s Common Stock by delivering, along with their certificate(s) representing the shares of Series A Preferred Stock to be converted, an executed and completed notice of conversion in the form of Exhibit A hereto (“Notice of Conversion”) to the Parent, the Corporation or the Parent’s transfer agent. Each date on which any Notice of Conversion is delivered or telecopied to the Parent in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”). The Parent or the Corporation will cause the transfer agent to deliver certificates representing the shares of the Parent’s Common Stock issuable upon conversion of the Series A Preferred Stock (and a certificate representing the balance of the Series A Preferred Stock not so converted, if requested by the Holders) to the Holders at their registered address. The Parent shall be obligated to deliver to the respective Holder, simultaneously with the aforedescribed Parent’s Common Stock, at the election of the Holders, additional shares of the Parent’s Common Stock representing the conversion, at the Conversion Price, of dividends accrued on the Series A Preferred Stock being converted.

(d) If the Parent shall have filed a registration statement with the Securities and Exchange Commission covering shares of the Parent’s Common Stock issuable to the Holders upon the conversion of Series A Preferred Stock, and such registration statement shall have been declared effective and remains effective, then the Corporation shall have the following conversion rights and obligations:

(i) if the average closing price of the Parent’s Common Stock on the principal market where it is traded is at least $4.50 for a period of at least twenty (20) consecutive trading days, and the average daily volume during such period is at least 50,000 shares per day, then the Corporation may, in its sole discretion (after 4:00pm on the 20th trading day), provide the Holder with written notice (a “Mandatory Conversion Notice”) requiring the conversion of any or all of the then outstanding shares of Series A Preferred Stock, on the fifth (5th) trading day following the date of the Mandatory Conversion Notice (the “Mandatory Conversion Date”). On the Mandatory Conversion Date, the Corporation shall convert such shares of Series A Preferred Stock according to the formula in Section 5(b) and shall deliver to each Holder certificates evidencing the shares of Parent’s Common Stock issued in satisfaction of the Series A Preferred Stock being converted. Other than pursuant to this Section 5(d), the Corporation and the Parent shall have no right to force conversion of the Series A Preferred Stock.

(e) The Parent shall not be required, in connection with any conversion of Series A Preferred Stock to issue a fraction of a share of its Common Stock and shall instead deliver a stock certificate representing the next whole number.

(f) The Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, as follows:

(i) Stock Splits, Combinations and Dividends. If the shares of the Parent’s Common Stock are subdivided or combined into a greater or smaller number of shares of the Parent’s Common Stock, or if a dividend is paid on the Parent’s Common Stock in shares of the Parent’s Common Stock, the Conversion Price, as the case may be, shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of the Parent’s Common Stock outstanding immediately after such event bears to the total number of shares of the Parent’s Common Stock outstanding immediately prior to such event.

(ii) Reclassification, etc. If the Parent, at any time, shall, by reclassification or otherwise, change, or permit to be changed, the Parent’s Common Stock into the same or a different number of securities of any class or classes, the Series A Preferred Stock shall thereafter be convertible into the number of such securities and kind of securities as would have been issuable as the result of such reclassification or other change with respect to the Parent’s Common Stock as if conversion of the Series A Preferred Stock into Parent Common Stock had occurred immediately prior to such reclassification or other change.

(g) In the case of any consolidation or merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock and which does not result in a change in voting power of greater than 50%) then, as part of such consolidation or merger, lawful provision shall be made so that holders of Series A Preferred Stock shall thereafter have the right to receive the kind and amount of consideration receivable upon such consolidation or merger by a holder of the number of shares of the Parent’s Common Stock into which such shares of Series A Preferred Stock would have been convertible by the Holder immediately prior to such consolidation or merger.

(h) In case of any sale or conveyance to any third party person or entity of all or substantially all of the assets the Corporation in connection with which consideration shall be issuable, distributable, payable, or deliverable for outstanding shares of Parent Common Stock, then lawful provision shall be made so that the holders of Series A Preferred Stock shall thereafter have the right to receive the kind and amount of consideration that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance by a holder of the number of shares of the Parent’s Common Stock into which such shares of Series A Preferred Stock would have been convertible by the Holder immediately prior to such sale or conveyance.

(i) So long as any shares of Series A Preferred Stock shall remain outstanding and the Holders thereof shall have the right to convert the same in accordance with provisions of this Section 5, the Parent shall at all times reserve from the authorized but unissued shares of its Parent Common Stock a sufficient number of shares to provide for such conversions.

(j) The Parent or the Corporation, as the case may be, shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series A Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series A Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

6. Sale of Shares Below Conversion Price.

(a) If at any time or from time to time after the original issuance date, the Parent or the Corporation issues or sells Additional Shares of Parent Common Stock (as defined below) for an Effective Price (as defined below) less than the then current Conversion Price, then and in each such case, the then current Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a Conversion Price determined by multiplying the then current Conversion Price by a fraction:

(i) the numerator of which shall be (A) the number of shares of Parent Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus (B) the number of shares of Parent Common Stock which the Aggregate Consideration received (as defined below) by the Parent or the Corporation for the total number of Additional Shares of Parent Common Stock so issued would purchase at the then current Conversion Price; and

(ii) the denominator of which shall be (A) the number of shares of Parent Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus (B) the total number of Additional Shares of Parent Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Parent Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Parent Common Stock actually outstanding, (B) the number of shares of Parent Common Stock into which the then outstanding shares of Convertible Securities could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Parent Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(b) No adjustment shall be made to the Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 6 that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Conversion Price.

(c) For the purpose of making any adjustment required under this Section 6, the aggregate consideration received by the Parent or the Corporation for any issue or sale of securities (the “Aggregate Consideration”) shall: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Parent or the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Parent or Corporation in connection with such issue or sale but without deduction of any other expenses payable by the Parent or Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Parent’s Board of Directors and (C) if Additional Shares of Parent Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Parent Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Parent or the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Parent Board of Directors to be allocable to such Additional Shares of Parent Common Stock, Convertible Securities or rights or options.

(d) For the purpose of the adjustment required under this Section 6, if the Parent or Corporation issues or sells (x) stock or other securities convertible into, Additional Shares of Parent Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Parent Common Stock or Convertible Securities and if the price of such Additional Shares of Parent Common Stock is less than the applicable Conversion Price, in each case the Parent shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Parent Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Parent or Corporation for the issuance of such rights or options or Convertible Securities plus:

(i) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Parent or Corporation upon the exercise of such rights or options; and

(ii) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Parent or Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Parent or Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(iii) if the minimum amount of consideration payable to the Parent or Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Parent or Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Parent or Corporation upon the exercise or conversion of such rights, options or Convertible Securities.

(iv) If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Parent Common Stock so issued were the Additional Shares of Parent Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Parent Common Stock, if any, were issued or sold for the consideration actually received by the Parent or Corporation upon such exercise, plus the consideration, if any, actually received by the Parent or Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Parent or Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

(e) For the purpose of making any adjustment to the Conversion Price of the Preferred Stock required under this Section 6, “Additional Shares of Parent Common Stock” shall mean all shares of Parent Common Stock issued by the Parent and all shares of Parent Common Stock issuable upon conversion of Convertible Securities issued by the Parent or the Corporation or deemed to be issued pursuant to this Section 6 (including shares of Parent Common Stock subsequently reacquired or retired by the Parent or the Corporation), other than:

(i) shares of Parent Common Stock issued upon conversion of the Series A Preferred Stock;

(ii) shares of Parent Common Stock and/or options, warrants or other Parent Common Stock purchase rights and the Parent Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) after the original issuance date to employees, officers or directors of, or consultants or advisors to the Parent or Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Parent Board of Directors;

(iii) shares of Parent Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the original issuance date;

(iv) shares of Parent Common Stock and/or options, warrants or other Parent Common Stock purchase rights, and the Parent Common Stock issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Parent Board of Directors;

(v) shares of Parent Common Stock or Preferred Stock issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Parent Board of Directors;

(vi) shares of Parent Common Stock or Preferred Stock issued to third-party service providers in exchange for or as partial consideration for services rendered to the Parent or the Corporation;

(vii) shares of Parent Common Stock issued to any charitable organization described in Section 170(c) of the Internal Revenue Code, provided that such donation has been approved by the Parent Board of Directors;

(viii) any equity securities issued in connection with strategic transactions involving the Parent or Corporation and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Parent Board of Directors; and

(ix) any equity securities issued or issuable to Cornell Capital or an entity or entities designated by it pursuant to a financing arranged in connection with the performance of the Corporation’s and Parent’s obligations under the Purchase Agreement.

References to Parent Common Stock in the subsections of this Section 6(e) above shall mean all shares of Parent Common Stock issued by the Company or deemed to be issued pursuant to this Section 6. The “Effective Price” of Additional Shares of Parent Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Parent Common Stock issued or sold, or deemed to have been issued or sold by the Parent or Corporation under this Section 6, into the Aggregate Consideration received, or deemed to have been received by the Parent or Corporation for such issue under this Section 6, for such Additional Shares of Parent Common Stock.

7. Voting Rights. The shares of Series A Preferred Stock shall not have voting rights, except as required by law.

8. Events of Default. Upon the occurrence and continuance of an Event of Default (as defined below), but subject to the Subordination Agreement, the Holder shall, ten (10) days after giving written notice to the Corporation (the “Default Notice Period”), have the option to require the Corporation to redeem the Series A Preferred Stock held by the Holder by the immediate payment to the Holder by the Corporation of a sum of money equal to the then current Stated Value, plus accrued and unpaid dividends (the “Default Payment”). If, with respect to any Event of Default, the Corporation cures the Event of Default within the Default Notice Period, the Event of Default will be deemed to no longer exist and any rights and remedies of the Holder pertaining to such Event of Default will be of no further force or effect.

The occurrence of any of the following events set forth in Sections 8(a) through 8(d) is an “Event of Default”:

(a) Failure to Make Payment. The Corporation fails to make any payment required to be paid pursuant to the terms hereofand such failure continues for a period of ten (10) business days following the date upon which each payment was due.

(b) Breach of Covenant. The Parent or the Corporation breaches any covenant or other term or condition of this Certificate of Designations or the Purchase Agreement in any material respect and which could have a Material Adverse Effect, and such breach, if subject to cure, continues for a period of twenty (20) days after the occurrence thereof.

(c) Receiver or Trustee. The Parent or the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

(d) Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Parent or the Corporation.

9. Status of Redeemed Stock. In case any shares of Series A Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock.

In witness whereof, the Corporation has caused this Certificate of Designations to be executed on this 12th day of August, 2005.

OBLIO TELECOM, INC.

Date:	By:	/s/ Daniel Guimond
Daniel Guimond
Chief Financial Officer and Secretary

EXHIBIT A
NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT THE SERIES A CONVERTIBLE PREFERRED STOCK OF OBLIO TELECOM, INC.

The undersigned hereby irrevocably elects to convert ______________ shares of Series A Convertible Preferred Stock of Oblio Telecom, Inc. and $_____________ of the dividend due, into shares of Parent’s Common Stock according to the conditions hereof, as of the date written below.

Date of Conversion: ___________________________________________________________________________________________________________________________

Applicable Conversion Price Per Share:_____________________________________________________________________________________________________________

Number of Parent’s Common Shares Issuable Upon This Conversion:______________________________________________________________________________________

Signature:___________________________________________________________________________________________________________________________________

Print Name:__________________________________________________________________________________________________________________________________

Address:____________________________________________________________________________________________________________________________________

Deliveries Pursuant to this Notice of Conversion Should Be Made to:______________________________________________________________________________________